Exhibit 99.1

GXO to Acquire PFSweb

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Acquisition of leading U.S.-based eCommerce order fulfillment platform expands GXO’s presence in North America, increases exposure to compelling, high-growth verticals and adds key service capabilities.

•	Transaction expected to close in fourth quarter 2023.

GREENWICH, Conn., September 14, 2023 – GXO Logistics, Inc. (NYSE: GXO), the world’s largest pure-play contract logistics provider, and PFSweb, Inc. (Nasdaq: PFSW), a premier, tech-enabled eCommerce order fulfillment platform based in the United States, today announced they have entered into a definitive agreement pursuant to which GXO will acquire PFSweb for $7.50 per share in cash, representing an equity value of approximately $181 million. The enterprise value is $142 million and includes PFSweb’s cash balance of $39 million at June 30, 2023.

Texas-based PFSweb is a leading e-commerce order fulfillment provider, serving some of the most iconic luxury brands in the world through 11 distribution centers across North America, Belgium, and the U.K. PFSweb has significant expertise delivering seamless, high touch fulfillment in key growth verticals, including health & beauty, jewelry and collectibles, activewear, and prestige CPG categories, where it has established lasting relationships through an array of solutions and services that deliver an unforgettable unboxing experience.

GXO CEO Malcolm Wilson said, “PFS is an ideal acquisition for GXO: it enhances our exposure to new high-growth verticals in North America and adds important capabilities to our offerings. Over the past 25 years, the PFS team has established a successful track record in both direct to consumer and B2B channels, and they’ve built a rock-solid reputation with many of the world’s most iconic brands by deploying an order fulfillment platform that rivals the largest enterprise 3PL providers in the industry. We’re excited to bring them on board and look forward to driving additional shareholder value through disciplined capital allocation and continued investment in high growth opportunities.”

Strategic Benefits:

•	GXO to immediately add to its customer portfolio in short cycle, high volume product categories.

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GXO to further expand its U.S. offering in cosmetics and luxury leveraging PFSweb’s client relationships that service more than 100 brands, including L’Oréal USA, Champion, Pandora, Shiseido Americas, Kendra Scott, and the United States Mint.

•	GXO to capitalize on PFSweb’s technology and services with expanded offerings to GXO’s current North America and European customers.

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In addition to an end-to-end 3PL fulfillment offering, PFSweb provides three value added services that will expand GXO’s suite of capabilities: payments and fraud protection, customer care and distributed order orchestration systems.

PFSweb CEO Mike Willoughby said, “GXO’s industry leadership, global scale and significant capital resources make their platform a strong strategic partner for PFS. In joining GXO, we can deliver our proven, branded order fulfillment and support services to an expanded base of premier clients, as well as further enhance GXO’s global fulfillment network. The GXO team shares our commitment to top-quality client relationships and execution, and we look forward to our future together.”

Terms of the Transaction
The merger agreement provides for GXO, through a subsidiary, to commence a tender offer to acquire all outstanding shares of PFSweb at an all-cash price of $7.50 per share of PFSweb common stock. The closing of the tender offer will be subject to certain conditions, including the tender of at least a majority of the outstanding shares of PFSweb common stock, the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. Upon the successful completion of the tender offer, GXO will acquire all shares not acquired in the tender through a second-step merger. The transaction is expected to close in the fourth quarter of 2023.

Advisors
GXO’s financial advisor for the transaction is Goldman Sachs, and its legal advisor is Wachtell, Lipton, Rosen & Katz. PFSweb’s financial advisor for the transaction is Raymond James & Associates, Inc., and its legal advisor is FisherBroyles, LLP.

About GXO Logistics
GXO Logistics, Inc. (NYSE: GXO) is the world’s largest pure-play contract logistics provider and is benefiting from the rapid growth of eCommerce, automation, and outsourcing. GXO is committed to providing a diverse, world-class workplace for more than 130,000 team members across more than 970 facilities totaling approximately 200 million square feet. The company partners with the world’s leading blue chip companies to solve complex logistics challenges with technologically advanced supply chain and ecommerce solutions, at scale and with speed. GXO corporate headquarters are located in Greenwich, Connecticut, USA. Visit GXO.com for more information.

About PFSweb
PFS, the business unit of PFSweb, Inc. (NASDAQ: PFSW) is a premier eCommerce order fulfillment provider. We facilitate each operational step of an eCommerce order in support of DTC and B2B retail brands and specialize in health & beauty, fashion & apparel, jewelry, and consumer packaged goods. Our scalable solutions support customized pick/pack/ship services that deliver on brand ethos with each order. A proven order management platform, as well as high-touch customer care, reinforce our operation. With 20+ years as an industry leader, PFS is the BPO of choice for brand-centric companies and household brand names, such as L’Oréal USA, Champion, Pandora, Shiseido Americas, Kendra Scott, the United States Mint, and many more. The company is headquartered in Irving, TX with additional locations around the globe. For more information, visit www.pfscommerce.com or ir.pfsweb.com for investor information.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties relating to future events and the future performance of GXO and PFSweb, including regarding GXO’s proposed acquisition of PFSweb, the prospective benefits of the proposed acquisition, the potential contingent consideration amounts and terms and the anticipated occurrence, manner and timing of the proposed tender offer and the closing of the proposed acquisition. Actual events or results may differ materially from these forward-looking statements. Words such as “anticipate,” “expect,” “intend,” “plan,” “propose,” “provide,” “believe,” “seek,” “estimate,” variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Risks that may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of PFSweb’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the ability of the parties to timely and successfully receive required regulatory approvals and the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the possibility that the transaction does not close; risks related to GXO’s ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period and that GXO and PFSweb will not be integrated successfully; the effects of the transaction on relationships with employees, other business partners or governmental entities; the ability of GXO and PFSweb to retain and hire key personnel; negative effects of this announcement or the consummation of the proposed acquisition on the market price of GXO’s or PFSweb’s common stock and/or GXO’s or PFSweb’s operating results; the possibility that costs or difficulties related to the integration of PFSweb’s operations with those of GXO will be greater than expected; unknown liabilities; the risk of litigation and/or regulatory actions, including litigation and/or regulatory actions related to the proposed acquisition; uncertainties as to how customers, suppliers, employees, and stockholders will react to the tender offer and merger; the risk of any unexpected costs or expenses resulting from the tender offer and merger; and the impact of public health outbreaks, epidemics, or pandemics (such as the COVID-19 pandemic) on GXO’s or PFSweb’s respective businesses.

A more complete description of these and other material risks can be found in GXO’s and PFSweb’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including their Annual Reports on Forms 10-K for the fiscal year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q, as well as the Schedule TO and related tender offer documents to be filed by GXO and its acquisition subsidiary, Peregrine MergerSub I, Inc., and the Schedule 14D-9 to be filed by PFSweb. Any forward-looking statements are made based on the current beliefs and judgments of GXO’s and PFSweb’s management, and the reader is cautioned not to rely on any forward-looking statements made by GXO or PFSweb. Except as required by law, GXO and PFSweb do not undertake any obligation to update (publicly or otherwise) any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise.

Additional Information and Where to Find It
The tender offer referenced in this press release has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that PFSweb, GXO or its acquisition subsidiary, Peregrine MergerSub I, Inc., will file with the SEC. The solicitation and offer to buy PFSweb stock will only be made pursuant to an Offer to Purchase and related tender offer materials that GXO intends to file with the SEC. At the time the tender offer is commenced, GXO and its acquisition subsidiary will file a Tender Offer Statement on Schedule TO and thereafter PFSweb will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. PFSWEB’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ CAREFULLY THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE THEY WILL EACH CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF PFSWEB SECURITIES AND OTHER INVESTORS SHOULD CONSIDER BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal, certain other tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, will be made available to all stockholders of PFSweb at no expense to them and will also be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting either GXO or PFSweb. Copies of the documents filed with the SEC by PFSweb will be available free of charge at https://ir.pfsweb.com/ or by contacting PFSweb’s Investor Relations Department at (949) 574-3860. Copies of the documents filed with the SEC by GXO will be available free of charge at https://investors.gxo.com/ or by sending a written request to: Investor Relations, GXO Logistics, Inc., Two American Lane, Greenwich, Connecticut 06831 or by contacting Investor Relations by email at InvestorRelations@GXO.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, GXO and PFSweb each file annual, quarterly and current reports, proxy statements and other information with the SEC, which are available to the public over the Internet at the SEC’s web-site at http://www.sec.gov.

GXO Investors
Chris Jordan
+1 (203) 536-8493
chris.jordan@gxo.com

GXO Media
Matthew Schmidt
+1 (203) 307-2809
matt.schmidt@gxo.com

PFSweb, Inc. Investor Relations
Cody Slach or Jackie Keshner
Gateway Group, Inc.
1-949-574-3860
PFSW@gateway-grp.com